Exhibit n
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-175076 on Form N-2 of our report dated December 17, 2010, relating to the financial statements and financial highlights of Calamos Convertible and High Income Fund, appearing in the Statement of Additional Information, and to the references to us under the headings “Financial Highlights” and “Experts” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are a part of such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
August 26, 2011